Sub-Item 77C:  Submission of Matters to a Vote of Security
Holders

Special Meeting of Shareholders

At a Special Meeting of Shareholders of Driehaus International Discovery Fund (the "Fund") held on February 11, 2015, the Fund's shareholders approved an Agreement and Plan of Reorganization providing for the transfer of all of the assets and all liabilities of the Fund to Driehaus International Small Cap Growth Fund ("DRIOX") in exchange for shares of DRIOX by the following votes:

Affirmative(Shares Voted / % of Outstanding Shares)
2,130,524.77 / 65.91%



Against(Shares Voted / % of Outstanding Shares)
19,023.36 / 0.59%



Abstain(Shares Voted / % of Outstanding Shares)
10,609.16 / 0.33%

On April 13, 2015, the sole shareholder of the Driehaus Frontier
Emerging Markets Fund of Driehaus Mutual Funds (the "Trust") adopted, in lieu of a meeting of shareholders, the following resolution:

RESOLVED, that the Investment Advisory Agreement between the Trust and Driehaus Capital Management LLC, as amended by the Letter Agreement dated April 13, 2015 with respect to the Fund, in the form attached hereto, is hereby approved.